Exhibit 99.1

Media Relations: Curt Selby 414-359-4191 curt.selby@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
October 29, 2026

A. O. Smith Reports Third Quarter 2026 Results
Third Quarter 2026 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Sales of $941 million; net earnings of $126 million and diluted earnings per share (EPS) of $0.93
•North America segment sales of $761.6 million increased 3% driven by Leonard Valve acquisition sales, 13% boiler sales growth and the benefits of pricing actions, partially offset by lower residential water heater volumes
•Rest of World segment sales of $192.8 million decreased 7%, reflecting continued weakness in China's consumer appliance market
•Year-to-date operating cash flow was $429 million and free cash flow increased 4% to $396 million
•Concluded China strategic assessment with definitive agreements, announced October 27, under which CPE will acquire an 81% interest in the Company's China business; with A. O. Smith retaining a 19% stake and long-term brand license
•2026 full year guidance has been updated to exclude the China business for all of 2026:
◦Net sales growth, excluding China, of approximately 4%
◦Adjusted EPS1, excluding China, of between $3.42 and $3.52
1Excludes full year North America water treatment estimated pre-tax restructuring and impairment expenses of approximately $20 million
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation ("A. O. Smith" or “the Company”) (NYSE: AOS) today announced its third quarter 2026 results.

Key Financial Metrics
Third Quarter
(in millions, except per share amounts)

	Q3 2026	Q3 2025	% Change YoY
Net sales	$940.5	$942.5	-%
Net earnings	$126.3	$132.0	-4%
Diluted earnings per share	$0.93	$0.94	-1%
“Disciplined execution across our businesses remained a priority in the third quarter as we navigated persistent inflationary pressures, softer residential water heater demand in North America, and ongoing market challenges in China,” said Steve Shafer, chairman and chief executive officer. “Our teams adapted to changing market conditions, managed costs and stayed focused on meeting our customers’ needs. Supported by our leading market positions and financial strength, we believe we remain well positioned to address near-term headwinds and deliver long-term, profitable growth.”
"Separately, earlier this week we announced definitive agreements with CPE to acquire an 81% interest in our China business," Shafer continued. "Our team in China has built a leading premium brand over more than three decades, and CPE is well positioned to lead that business forward. For A. O. Smith, this transaction completes our strategic assessment and enables us to focus our capital and resources on our highest-return opportunities and sustainable value creation. At the same time, our retained 19% stake and long-term brand license give our shareholders the opportunity to benefit from future growth in China under CPE's leadership."
Segment-level Performance
North America
Third quarter sales increased 3% to $761.6 million, driven by higher boiler volumes, pricing benefits and a $15 million sales contribution from Leonard Valve, acquired in January 2026, partially offset by lower residential water heater volumes. Excluding Leonard Valve, organic sales increased 1%.
Segment earnings were $179.9 million, and segment margin was 23.6% in the third quarter of 2026, compared to segment earnings of $179.7 million and segment margin of 24.2% in the same period of 2025. The 60-basis-point decline in segment margin was primarily due to lower residential water heater volumes and higher input costs, including steel and freight, more than offsetting the benefits of higher boiler volumes, International Emergency Economic Powers Act (IEEPA) tariff refunds, the benefits of pricing actions and the earnings contribution from Leonard Valve.
Rest of World
Rest of World sales of $192.8 million decreased 7% compared to the prior year period and included a favorable currency translation impact of $5 million primarily related to sales in China. China sales decreased 17% in local currency, reflecting continued weak consumer demand and disruption related to the recently concluded strategic assessment process.
Segment earnings were $10.5 million, and segment margin was 5.4% in the third quarter of 2026, compared to segment earnings of $15.4 million and segment margin of 7.4% in the same period of 2025. The lower segment earnings and segment margin compared to the prior year were primarily due to lower China sales volumes, partially offset by continued cost management.

Announced Sale of 81% Interest in China Business
On October 27, 2026, the Company announced definitive agreements with CPE, a leading alternative asset manager, to acquire an 81% interest in A. O. Smith’s China business. A. O. Smith will retain a 19% stake and enter into a long-term brand license agreement, both of which allow it to participate in the business's future growth. The transaction values the China business at approximately $400 million on a cash-free, debt-free basis, before taking into account the long-term brand licensing royalty stream. The total value, including the net present value of the ongoing licensing economics payable to A. O. Smith over the multi-decade period, is expected to exceed $500 million. In addition, the transaction structure will enable A. O. Smith to repatriate approximately $80 million in cash that is currently being held in China. Consistent with its commitment to returning capital to shareholders, the Company intends to prioritize share repurchases as a use of the after-tax proceeds and repatriated cash following the closing of the transaction.
The agreements follow a comprehensive review of strategic alternatives for the China business, announced in July 2025. After evaluating a broad range of options, A. O. Smith’s Board of Directors concluded that a strategic transaction with CPE is the best path forward for the China business, the Company and its shareholders. The transaction is expected to close in the first half of 2027, subject to regulatory approvals and other customary closing conditions.
Balance Sheet, Liquidity and Capital Allocation
As of September 30, 2026, cash balances totaled $234.5 million and debt totaled $673.1 million, resulting in a leverage ratio of 27.0% as measured by total debt-to-total capitalization. The increased leverage ratio compared to 2025 was due to cash borrowed under a new term loan used to acquire Leonard Valve in January 2026.
Cash provided by operations was $429.4 million in the first nine months of 2026, slightly lower than the same period in 2025. Free cash flow in the first nine months of 2026 increased 4% to $396.2 million, supported by lower capital expenditures of $33.2 million compared with $53.2 million in the prior year period. Higher non-cash expense adjustments and improved working capital offset lower earnings.
As part of its commitment to return capital to shareholders, the Company deployed $260.6 million to repurchase 4.2 million shares in the first nine months of 2026. As of September 30, 2026, authority remained to repurchase approximately 1.6 million additional shares. The Company projects its full-year 2026 share repurchases to total approximately $300 million.
On October 12, 2026, the Company’s board of directors approved a 6% increase in the dividend rate, resulting in a five-year compound annual dividend growth rate of approximately 7%. The Company has increased its dividend for more than 30 consecutive years. For the full release, click here.

2026 Outlook
As a result of the announced sale of a majority interest in the China business, which represents a strategic shift in the Company’s portfolio, the Company expects to classify the China business as held for sale and report it as discontinued operations beginning in the fourth quarter of 2026, with prior periods recast accordingly. Third quarter 2026 results presented in this release include the China business. Upon closing of the transaction, the Company expects to deconsolidate the China business and account for its retained 19% interest under the equity method. The Company will also review its segment reporting structure during the fourth quarter of 2026.
Accordingly, the Company has updated its full-year 2026 guidance to exclude the China business for all of 2026.
(in millions, except per share amounts)

	2025[1]	2026 Outlook[2]
	Actual	Low End	High End
Net sales excluding China	$3,155	$3,270	$3,290
Adjusted EPS excluding China	$3.42	$3.42	$3.52
1Excludes Information presented represents unaudited information that excludes the China business. See accompanying GAAP to Non-GAAP reconciliations
2Information presented represents unaudited information that excludes the China business and full year North America water treatment estimated pre-tax restructuring and impairment expenses of approximately $20 million.
Shafer concluded, “Our updated guidance reflects a more focused A. O. Smith, and our teams are committed to finishing the year strong. Looking ahead, we are excited about the opportunities in front of us, from our leading North American water heating and boiler franchise to our growth platforms in water treatment, water management and India. By concentrating on where we win, we are well positioned to drive profitable growth and create long-term value for our shareholders.”
The Company’s guidance also excludes the potential impact from future acquisitions.
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard live on the Company’s website. An audio replay of the call, along with the related presentation, will be available on the Company’s website after the live event. To access the archived audio replay and related presentation, go to the “Investors” page and select the Third Quarter 2026 Earnings Call link.
To provide improved transparency into the operating results of its business, the Company is providing non-GAAP measures. Free cash flow is defined as cash provided by operations less capital expenditures. North America segment organic growth excludes the impact of Leonard Valve. Adjusted earnings, adjusted EPS, total segment earnings, adjusted segment earnings and adjusted segment margin exclude the impact of restructuring and impairment charges. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.
We provide guidance for net sales excluding China and adjusted EPS excluding China, which are non-GAAP financial measures, on a forward-looking basis. We do not provide a reconciliation of these measures to the most directly comparable GAAP measures, net sales and diluted earnings per share because we cannot predict or estimate certain reconciling items without unreasonable efforts. These items include forecasted China sales and a forecast of China’s contribution to earnings per share. These items are uncertain, depend on factors outside our control, and could have a significant impact on our GAAP results for the guidance period.

Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook”, “confident” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: further softening in U.S. residential and commercial water heater demand; further weakening in North American residential or commercial construction or instability in the Company’s replacement markets; the timing and effects of the China business transaction, including the possibility that the parties will fail to obtain necessary regulatory approvals or to satisfy any of the other conditions to the transaction; potential negative effects relating to the announcement of the China business transaction; failure to realize the expected benefits of the China business transaction; failure to realize the expected benefits of acquisitions or expected synergies; difficulties in predicting results of operations of an acquired business; negative impact to the Company’s businesses from international tariffs, including any new or increased tariffs that could also trigger retaliatory responses from other countries, as well as trade disputes and geopolitical differences, including the conflicts in Ukraine and the Middle East; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs, including the recent volatility in fuel and other material prices; inability of the Company to implement or maintain pricing actions; inconsistent recovery of the Chinese economy or a further decline in the growth rate of consumer spending or housing sales in China; the availability, timing or effects of China stimulus programs; the failure to realize the expected benefits of restructuring actions; further weakening in the high-efficiency gas boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; failure to realize the expected benefits, timing and extent of regulatory changes; competitive pressures on the Company’s businesses, including new technologies and new competitors; the impact of potential information technology or data security breaches; negative impact of changes in government regulations or regulatory requirements; the inability to respond to secular trends toward decarbonization and energy efficiency; and adverse developments in general economic, political and business conditions in key regions of the world. Additional factors are discussed in the Company’s filings with Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, quarterly reports on Form 10-Q and current reports on Form 8-K. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wisconsin, is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and water management products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
###

A. O. SMITH CORPORATION
Condensed Consolidated Statement of Earnings
(dollars in millions, except share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net sales	$940.5	$942.5	$2,890.4	$2,917.7
Cost of products sold	575.8	578.0	1,772.2	1,780.7
Gross profit	364.7	364.5	1,118.2	1,137.0
Selling, general and administrative expenses	189.5	188.9	591.1	572.8
Restructuring and impairment expenses	—	—	22.6	—
Interest expense	7.7	3.6	22.9	11.1
Other expense (income), net	0.8	0.2	2.2	(1.4)
Earnings before provision for income taxes	166.7	171.8	479.4	554.5
Provision for income taxes	40.4	39.8	110.2	133.7
Net earnings	$126.3	$132.0	$369.2	$420.8
Diluted earnings per share of common stock(1)	$0.93	$0.94	$2.68	$2.95
Average common shares outstanding (000’s omitted)	136,098	140,895	137,698	142,583
(1) Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Condensed Consolidated Balance Sheet
(dollars in millions)

	(Unaudited) September 30, 2026	December 31, 2025
ASSETS:
Cash and cash equivalents	$234.5	$174.5
Marketable securities	—	18.7
Receivables	612.9	582.3
Inventories	509.3	479.3
Other current assets	54.3	36.7
Total Current Assets	1,411.0	1,291.5
Net property, plant and equipment	614.5	635.1
Goodwill and other intangibles	1,496.2	1,072.9
Operating lease assets	51.3	46.3
Other assets	82.0	97.0
Total Assets	$3,655.0	$3,142.8
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$516.6	$504.1
Accrued payroll and benefits	79.6	93.6
Accrued liabilities	153.6	147.5
Product warranties	71.2	75.0
Debt due within one year	41.0	42.3
Total Current Liabilities	862.0	862.5
Long-term debt	632.1	112.7
Pension liabilities	7.5	7.4
Operating lease liabilities	41.7	37.1
Other liabilities	288.6	265.1
Stockholders’ equity	1,823.1	1,858.0
Total Liabilities and Stockholders’ Equity	$3,655.0	$3,142.8

A. O. SMITH CORPORATION
Condensed Consolidated Statement of Cash Flows
(dollars in millions)
(unaudited)

	Nine Months Ended September 30,
	2026	2025
Operating Activities
Net earnings	$369.2	$420.8
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	72.5	62.8
Share based compensation expense	12.7	11.3
Deferred income taxes	26.0	9.7
Non cash impairment	12.4	—
Net changes in operating assets and liabilities:
Current assets and liabilities	(79.6)	(83.6)
Noncurrent assets and liabilities	16.2	12.7
Cash Provided by Operating Activities	429.4	433.7
Investing Activities
Capital expenditures	(33.2)	(53.2)
Acquisitions	(469.5)	—
Investment in marketable securities	—	(42.7)
Net proceeds from sale of marketable securities	18.7	59.2
Cash Used in Investing Activities	(484.0)	(36.7)
Financing Activities
Proceeds from debt	995.1	670.4
Repayments of debt	(473.9)	(677.2)
Common stock repurchases	(260.6)	(335.4)
Net payments from stock option activity	0.3	0.7
Dividends paid	(148.7)	(145.1)
Cash Provided by (Used in) Financing Activities	112.2	(486.6)
Effect of exchange rate changes on cash and cash equivalents	2.4	2.7
Net increase (decrease) in cash and cash equivalents	60.0	(86.9)
Cash and cash equivalents - beginning of period	174.5	239.6
Cash and Cash Equivalents - End of Period	$234.5	$152.7

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net sales
North America	$761.6	$742.8	$2,335.5	$2,270.5
Rest of World	192.8	207.9	588.4	674.7
Inter-segment sales	(13.9)	(8.2)	(33.5)	(27.5)
	$940.5	$942.5	$2,890.4	$2,917.7
Earnings
North America(1)	$179.9	$179.7	$532.5	$563.0
Rest of World	10.5	15.4	33.1	60.4
Inter-segment earnings elimination	—	—	—	(0.2)
	190.4	195.1	565.6	623.2
Corporate expense	(16.0)	(19.7)	(63.3)	(57.6)
Interest expense	(7.7)	(3.6)	(22.9)	(11.1)
Earnings before income taxes	166.7	171.8	479.4	554.5
Provision for incomes taxes	40.4	39.8	110.2	133.7
Net earnings	$126.3	$132.0	$369.2	$420.8

Additional Information
(1) Adjustments: North America
includes restructuring and impairment of:	$—	$—	$22.6	$—

Non-GAAP Financial Measures
We are providing the following non-U.S. Generally Accepted Accounting Principles (GAAP) measures. Reconciliations from GAAP measures to non-GAAP measures are provided in the section below. We believe that these measures provide useful information to investors about our performance and allow management and our investors to better understand our performance between periods without regard to items that we do not consider to be a component of our core operating performance or recurring in nature.
A. O. SMITH CORPORATION
Adjusted Earnings and Adjusted Earnings Per Share
(dollars in millions, except per share data)
(unaudited)
The following is a reconciliation of net earnings and diluted earnings per share to adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net Earnings (GAAP)	$126.3	$132.0	$369.2	$420.8
Restructuring and impairment expenses, before tax	—	—	22.6	—
Tax effect on above items	—	—	(5.5)	—
Adjusted Earnings (non-GAAP)	$126.3	$132.0	$386.3	$420.8

Diluted Earnings Per Share (GAAP)(1)	$0.93	$0.94	$2.68	$2.95
Restructuring and impairment expenses, per diluted share, before tax	—	—	0.16	—
Tax effect on above items per diluted share	—	—	(0.04)	—
Adjusted Earnings Per Share (non-GAAP)(1)	$0.93	$0.94	$2.80	$2.95
(1) Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Sales Growth (Decline)
(unaudited)
The following table provides the components of net sales growth (decline):

	Three Months Ended September 30, 2026
	North America	Rest of World	Total
Sales Growth (Decline)	3%	(7)%	—%
Acquisition Impact(1)	2%	—	2%
Foreign Exchange Impact	—%	2%	—%
Organic Sales Growth (Decline) (non-GAAP)	1%	(9)%	(2)%

	Nine Months Ended September 30, 2026
	North America	Rest of World	Total
Sales Growth (Decline)	3%	(13)%	(1)%
Acquisition Impact(1)	2%	—	2%
Foreign Exchange Impact	—%	3%	—%
Organic Sales Growth (Decline) (non-GAAP)	1%	(16)%	(3)%
(1) The acquisition effect includes the sales impact of the Leonard Valve acquisition in 2026.

A. O. SMITH CORPORATION
Total Segment Earnings, Adjusted Segment Earnings, and Adjusted Segment Margin
(dollars in millions)
(unaudited)
The following is a reconciliation of reported earnings before provision for income taxes to total segment earnings (non-GAAP), adjusted segment earnings (non-GAAP), and adjusted segment margin (non-GAAP):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Earnings Before Provision for Income Taxes (GAAP)	$166.7	$171.8	$479.4	$554.5
Add: Corporate expense	16.0	19.7	63.3	57.6
Add: Interest expense	7.7	3.6	22.9	11.1
Total Segment Earnings (non-GAAP)	$190.4	$195.1	$565.6	$623.2

North America(1)	$179.9	$179.7	$532.5	$563.0
Rest of World	10.5	15.4	33.1	60.4
Inter-segment earnings elimination	—	—	—	(0.2)
Total Segment Earnings (non-GAAP)	$190.4	$195.1	$565.6	$623.2

Additional Information
(1)North America Segment Earnings	$179.9	$179.7	$532.5	$563.0
Restructuring and impairment expenses, before tax	—	—	22.6	—
Adjusted North America Segment Earnings (non-GAAP)	$179.9	$179.7	$555.1	$563.0

Net Sales: North America	$761.6	$742.8	$2,335.5	$2,270.5
Adjusted North America Segment Margin (non-GAAP)	23.6%	24.2%	23.8%	24.8%

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Nine Months Ended September 30,
	2026	2025
Cash provided by operating activities (GAAP)	$429.4	$433.7
Less: Capital expenditures	(33.2)	(53.2)
Free cash flow (non-GAAP)	$396.2	$380.5

A. O. SMITH CORPORATION
2026 Year to Date and Full Year 2025 Net Sales
(dollars in millions)
(unaudited)

The following is a reconciliation of 2025 GAAP net sales to 2025 net sales excluding the results of the China business (non-GAAP):

	Nine Months Ended September 30,	Year Ended, December 31,
	2026	2025
Net Sales (GAAP)	$2,890.4	$3,830.2
China business impact (net of inter-segment sales of $20.0 and $14.6 million in 2026 and 2025 respectively)	(434.6)	(674.9)
Net Sales excluding the results of China business (non-GAAP)	$2,455.8	$3,155.3

A. O. SMITH CORPORATION
2026 Year to Date and Full Year 2025 EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted diluted EPS excluding the results of the China business (non-GAAP) (all items are net of tax):

	Nine Months Ended September 30,	Year Ended December 31,
	2026	2025
Diluted EPS (GAAP)	$2.68	$3.85
Restructuring and impairment expenses, per diluted share, net of tax	0.12	—
Adjusted EPS (non-GAAP)	2.80	3.85
China business impact, per diluted share, net of tax	(0.20)	(0.43)
Adjusted EPS excluding the results of China business (non-GAAP)	$2.60	$3.42

A. O. SMITH CORPORATION
Full Year 2025 Net sales and Earnings before interest and taxes (EBIT) and EBIT margin
(dollars in millions)
(unaudited)

The following is a reconciliation of 2025 GAAP net sales to 2025 net sales excluding the results of the China business (non-GAAP) and 2025 net earnings (GAAP) to 2025 EBIT margin (non-GAAP) and 2025 EBIT margin excluding the results of China business (non-GAAP):

2025
Net Sales (GAAP)	$3,830.2
China business impact (net of inter-segment sales of $14.6 million)	(674.9)
Net Sales excluding the results of China business (non-GAAP)	$3,155.3

Net Earnings (GAAP)	$546.2
Provision for income taxes	168.9
Interest expense	13.5
EBIT (non-GAAP)	$728.6
EBIT Margin % (non-GAAP)	19%
Net Earnings impact from China business	(60.4)
EBIT excluding the results of China business (non-GAAP)	$668.2
EBIT Margin % excluding the results of China business (non-GAAP)	21%